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                                                                    EXHIBIT 10.2


                             PURCHASE AGREEMENT

                         dated as of March 6, 1998

                                  Between

                           COGENTRIX ENERGY, INC.

                                    and

                     BECHTEL GENERATING COMPANY, INC.

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                            TABLE OF CONTENTS
                            -----------------

                                                                         PAGE
                                                                         ----

ARTICLE I. PURCHASE AND SALE OF ACQUIRED INTERESTS                        2

     1.1. Transfer of Acquired Interests.                                 2

     1.2. Purchase Price.                                                 2

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER                      6

     2.1. Organization, Qualification and Corporate Power.                6

     2.2. Authorization; No Conflict.                                     7

     2.3. Validity.                                                       8

     2.4. Capital Stock and Partnership Interests.                        8

     2.5. Financial Statements.                                          10

     2.6. Litigation; Compliance with Law.                               12

     2.7. Tax Matters                                                    13

     2.8. Material Agreements.                                           15

     2.9. Consents and Approvals.                                        15

     2.10. Qualifying Facility; EWG.                                     16

     2.11. Brokers.                                                      16

     2.12. Labor Matters and ERISA.                                      17

                                   i

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     2.13. Events Subsequent to December 31, 1997.                       17

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER                     19

     3.1. Organization and Corporate Power.                              19

     3.2. Authorization of Agreement. Etc.                               19

     3.3. Validity.                                                      19

     3.4. Public Utility Holding Company.                                20

     3.5. PURPA.                                                         20

     3.6. Consents and Approvals.                                        21

     3.7. Brokers.                                                       21

     3.8. Tax Matters.                                                   22

     3.9. Availability of Funds.                                         22

ARTICLE IV. ACCESS; ADDITIONAL AGREEMENTS                                22

     4.1. Access to Information: Continuing Disclosure.                  22

     4.2. Antitrust Notification.                                        23

     4.3. Further Assurances.                                            24

     4.4. Certain Tax Matters.                                           24

     4.5. Regular Course of Business.                                    26

                                   ii

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ARTICLE V. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS                   27

     5.1. No Injunction.                                                 27

     5.2. Representations and Warranties.                                27

     5.3. Performance.                                                   28

     5.4. Approvals and Filings.                                         28

     5.5. Opinion of Counsel.                                            28

     5.6. Proceedings; Additional Agreements.                            28

     5.7. Closing Documents.                                             29

     5.8. Nonforeign Affidavit.                                          29

     5.9. Regular Course of Business.                                    29

     5.10. Certain Dispositions.                                         29

ARTICLE VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER            29

     6.1. No Injunction.                                                 30

     6.2. Representations and Warranties.                                30

     6.3. Performance.                                                   30

     6.4. Approvals and Filings.                                         30

     6.5. Opinion of Counsel.                                            31

                                   iii

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     6.6. Proceedings; Additional Agreements.                            31

     6.7. Closing Documents.                                             31

ARTICLE VII. CLOSING                                                     31

     7.1. Time and Place.                                                31

     7.2. Payment.                                                       32

     7.3. First Closing; Additional Closings.                            32

ARTICLE VIII. TERMINATION AND ABANDONMENT                                34

     8.1. Methods of Termination.                                        34

     8.2. Procedure Upon Termination and Consequences.                   35

ARTICLE IX. SURVIVAL, INDEMNIFICATION AND OTHER MATTERS                  36

     9.1. Survival.                                                      36

     9.2. Agreement to Indemnify.                                        37

     9.3. Claims for Indemnification.                                    39

     9.4. Defense of Claims.                                             39

     9.5. Limitation on Indemnification.                                 40

     9.6. Indemnification for Taxes.                                     41

     9.7. Cedar Bay Indemnity.                                           42

                                  iv

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ARTICLE X. MISCELLANEOUS                                                 44

     10.1. Amendment and Modification                                    44

     10.2. Waiver of Compliance                                          44

     10.3. Notices.                                                      45

     10.4. Binding Nature: Assignment.                                   46

     10.5. Entire Agreement.                                             47

     10.6. Expenses.                                                     48

     10.7. Press Releases and Announcements; Disclosure.                 48

     10.8. Acknowledgment.                                               48

     10.9. Disclaimer Regarding Assets.                                  50

     10.10. Governing Law.                                               51

     10.11. Counterparts.                                                51

     10.12. Interpretation.                                              51

     10.13. ESI Amount Reimbursement.                                    51

ARTICLE XI. CERTAIN DEFINITIONS                                          52

                                   v

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                         EXHIBITS AND SCHEDULES
                         ----------------------

Exhibit 1           -         Acquired Interests

Exhibit 2           -         Holdback Partnerships

Exhibit 3           -         Pending Transactions

Schedule 2.1(a)     -         Jurisdictions of Incorporation

Schedule 2.1(b)     -         Subsidiaries

Schedule 2.2        -         Conflicts

Schedule 2.4        -         Capital Stock and Partnership Interests

Schedule 2.5        -         Financial Statements

Schedule 2.6        -         Litigation; Compliance with Law

Schedule 2.7(b)     -         Tax Matters

Schedule 2.7(c)     -         Adjustments to Tax Liability

Schedule 2.8        -         Material Agreements

Schedule 2.9        -         Consents and Approvals

Schedule 2.12       -         Labor Matters and ERISA

Schedule 2.13       -         Events Subsequent to 1997

Schedule 4.4(b)     -         Beale Generating Company Tax Sharing Agreement

                                   vi

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Schedule 5.4        -         Approvals and Filings

Schedule 5.5        -         Opinion of Seller's Counsel

Schedule 5.6        -         Additional Agreements

Schedule 6.4        -         Approvals and Filings

Schedule 6.5        -         Opinion of Buyer's Counsel

Schedule 6.6        -         Additional Agreements

Schedule 7.3        -         Asset Value

Schedule 10.8       -         Pending Power Marketing Transactions

                                  vii

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                           Purchase Agreement

     This Purchase Agreement, dated as of March 6, 1998 (this "Agreement")

between Cogentrix Energy, Inc., a North Carolina corporation ("Buyer"), and

Bechtel Generating Company, Inc., a Delaware corporation ("BGCI" or "Seller").

                          W I T N E S S E T H:

     WHEREAS, the entities identified as Transferors on Exhibit I hereto (the

"Transferors") own certain interests in entities identified as Transferred

Entities on Exhibit I hereto (the "Transferred Entities");

     WHEREAS, the Transferred Entities directly or indirectly own certain interests in one or more of the electric power generation projects and the natural gas pipeline (such projects and pipeline collectively, the "Projects")

identified on Exhibit I hereto;

     WHEREAS, each of the Transferors is either BGCI or an indirect or direct wholly-owned Subsidiary of BGCI;

     WHEREAS, Buyer desires to purchase from the Transferors, and Seller desires to, and to cause the other Transferors to, transfer to Buyer, subject to the terms and conditions of this Agreement, all of the outstanding shares of stock in the Transferred Entities that are corporations (the "Stock

Interests") and certain partnership interests in the Transferred Entities that are partnerships (the "Partnership Interests" and, together with the Stock

Interests, the "Acquired Interests") that are owned by the Transferors and identified on Exhibit I hereto.

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NOW THEREFORE, IT IS AGREED:

                               ARTICLE I.

                PURCHASE AND SALE OF ACQUIRED INTERESTS
                ---------------------------------------

     1.1.     Transfer of Acquired Interests.  Upon the terms and subject to the conditions contained herein, on the Closing Date Seller shall, and shall cause each other Transferor to, sell, convey, transfer, assign and deliver to

Buyer, and Buyer shall purchase from each Transferor, the Acquired Interests owned by such Transferor free and clear of any liens, options, charges,

restrictions, claims or encumbrances of any nature, except for (x) encumbrances set forth on Schedule 2.4 hereto, (y) in the case of partnership interests,

restrictions or encumbrances arising under the agreement creating such interest and (z) restrictions or encumbrances created by or at the behest of Buyer.

     1.2.     Purchase Price.(a)   The purchase price (the "Purchase Price")

for the Acquired Interests will be [xxx] Dollars ($[xxx]) plus or minus the

Net Unrestricted Cash Differential plus, if applicable, the amount payable by

Buyer pursuant to Section 1.2(d).

     (b)     Subject to Section 7.3, no later than 2 Business Days prior to the Closing, Seller shall deliver to Buyer a certificate (the "Closing

Adjustment Certificate") setting forth (i) the amount of Unrestricted Cash for each Project Partnership and Aggregate Unrestricted Cash, (ii) each 1998

Distribution and Aggregate 1998 Distributions, (iii) each 1998 Contribution

                                    2
-----------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

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and Aggregate 1998 Contributions, (iv) Aggregate Net Distributions, and

(v) the Net Unrestricted Cash Differential.  Concurrently with the delivery of the Closing Adjustment Certificate, Seller shall deliver or make available to Buyer the records used by Seller in preparing such certificate.  The

Purchase Price payable at Closing will be as set forth in Section 1.2(a) based on Seller's determination of the Net Unrestricted Cash Differential as set

forth in the Closing Adjustment Certificate.  If any 1998 Distributions or

1998 Contributions are made subsequent to the date of the Closing Adjustment

Certificate, Seller shall promptly deliver to Buyer a certificate (the

"Subsequent Certificate") setting forth the revised calculations.  The information set forth in any Subsequent Certificate shall be taken into account in the final determination of the Net Unrestricted Cash Differential pursuant to Section 1.2(c), so that an appropriate adjustment may be made.

     (c)     If Buyer in good faith disagrees with Seller's determination of the Net Unrestricted Cash Differential as set forth in the Closing Adjustment

Certificate (as modified by any Subsequent Certificate), Buyer shall deliver to Seller within 10 Business Days of receipt of Seller's certificate a notice setting forth the basis for such disagreement, and Buyer and Seller shall in good faith attempt to resolve any such disagreement.  If Buyer and Seller cannot resolve their disagreement within 15 days of Seller's receipt of

Buyer's notice of disagreement, Buyer and Seller shall mutually retain Arthur

Andersen LLP to determine the Net Unrestricted Cash Differential.  Buyer and

Seller shall cause Arthur Andersen LLP (whose fee shall be borne 50% by each of Buyer and Seller) to deliver its determination within 20 Business Days of its retention, and the determination by Arthur Andersen LLP of such Net

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Unrestricted Cash Differential shall be final and binding on Buyer and Seller absent manifest error (such as mathematical, computational or other mechanical errors not involving judgment or discretion).  If the Net Unrestricted Cash

Differential determined by Arthur Andersen LLP or as agreed upon by Buyer and

Seller (the "Final Net Unrestricted Cash Differential") is different from the

Net Unrestricted Cash Differential as set forth in the Closing Adjustment

Certificate, then (i) Seller shall refund to Buyer the difference if the

Purchase Price, determined by using the Final Net Unrestricted Cash

Differential, is less than the Purchase Price paid at Closing pursuant to

Section 1.2(b), or (ii) Buyer shall pay to Seller the difference if the

Purchase Price, determined by using the Final Net Unrestricted Cash

Differential, is greater than the Purchase Price paid at Closing pursuant to

Section 1.2(b), in each case within two (2) Business Days of such determination or agreement, by wire transfer of immediately available funds to an account designated by the recipient with interest on the final Net

Unrestricted Cash Differential from the Closing Date through the date of payment at a rate per annum, which shall in no event be compounded, equal to the offered rate as of each date the interest rate is set (rounded upwards,

if necessary, to the next higher 1/100th of 1%) which appears on the Telerate

Page 3750, British Bankers Association Interest Settlement Rates (or such other system for the purpose of displaying rates of leading reference banks in the London interbank market that replaces such system), plus forty (40) basis points.  The interest rate shall be set as of the Closing Date and as of each six-month anniversary of the Closing Date (or the Business Day thereafter in the case of any such anniversary that is not a Business Day).

     (d)     If a Logan Refinancing occurs prior to a Closing, then the

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Purchase Price shall be increased by $[xxx].  If a Logan Refinancing occurs after a Closing, then within five (5) Business Days after Buyer has received written notice of the occurrence of the Logan Refinancing Date, Buyer shall pay Seller the Logan Refinancing Amount.  Except as otherwise provided in this Section 1.2(d), no provision in this Agreement shall be construed to limit or affect the ability of the parties to the Refinancing Agreement to determine whether or not to pursue the Logan Refinancing.  Neither the occurrence nor failure to occur of the Logan Refinancing or of any notice or election relating thereto pursuant to the Logan Refinancing Agreement shall constitute a condition to Closing pursuant to this Agreement.  The sole consequence of the occurrence or non-occurrence of the Logan Refinancing shall be Buyer's obligation to pay the Logan Refinancing Amount or the increased

Purchase Price pursuant to the first sentence of this Section 1.2(d), and neither party shall have any liability or obligation to the other party as a result of any failure of the Logan Refinancing to occur.

     If Atlantic City Electric Company initiates the refinancing and power purchase agreement restructuring process pursuant to the Logan Refinancing

Agreement prior to the Closing, Seller will cause Aspen Power Corporation to consult with Buyer with respect to the decisions Aspen Power Corporation will make, in connection with such process, as a partner in the Logan Project.

Buyer shall have the right to consent to any material decision which Aspen

Power Corporation makes in connection with such process as a partner in the

Logan Project; provided that Buyer's consent shall not be withheld for any decision by Aspen Power Corporation which (i) is consistent with the obligations of the Logan Project under the Logan Refinancing Agreement, and

(ii) if alternative courses of action are available, each of which provides

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

substantially similar benefits and costs to the Logan Project, results in the selection of the alternative which favors the longest average life for the taxable indebtedness proposed for such refinancing.  Aspen Power Corporation may proceed with its decision without Buyer's consent, and the sole effect of such decision with respect to this Agreement will be that Buyer's obligation to pay any amount pursuant to the first two sentences of this Section 1.2.(d)

shall be extinguished.

                               ARTICLE II.

                REPRESENTATIONS AND WARRANTIES OF SELLER
                ----------------------------------------

     Except as otherwise disclosed in this Agreement, or in any Schedule hereto (each such Schedule relating to the corresponding Section of this

Agreement, unless otherwise provided in this Agreement or in any Schedule),

Seller hereby represents and warrants to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

     2.1.     Organization, Qualification and Corporate Power.  (a)  Each of

BGCI and each of the other Transferors is a corporation duly organized,

validly existing and in good standing under the laws of its jurisdiction of incorporation, as set forth on Schedule 2.1(a), and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification,

except where the failure to be so licensed or qualified would not,

individually or in the aggregate, have a Material Adverse Effect.  Except as described in Schedule 2.9, each of BGCI and each of the other Transferors has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and to execute, deliver and perform this Agreement to the extent it is a party hereto or to perform the actions which BGCI is required to cause such Transferor to perform hereunder.

     (b)  Schedule 2.1(b) hereto contains a list of all Subsidiaries of each

Transferred Entity.  Each Transferred Entity and each Subsidiary of a

Transferred Entity, in each case which is a corporation, is duly organized,

validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Transferred Entity which is a partnership is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Transferred Entity and each Subsidiary thereof is duly licensed or qualified to transact business as a foreign corporation or partnership and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification,

except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Each Transferred Entity and Subsidiary thereof has the requisite corporate or partnership power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

     2.2.     Authorization; No Conflict.(a)  The execution, delivery and performance by BGCI of this Agreement and the consummation by BGCI and each of the other Transferors of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BGCI, and at the

Closing will be duly authorized by all requisite corporate action on the part of the Transferors.

     (b)  Except as set forth in Schedule 2.2, the execution, delivery and performance by BGCI of this Agreement and the consummation by BGCI and each of the other Transferors of the transactions contemplated hereby will not

(i) violate any law or regulation applicable to BGCI, any other Transferor,

any Transferred Entity or any Subsidiary of any Transferred Entity, or any

order of any court or governmental agency or authority having jurisdiction over BGCI, any other Transferor, any Transferred Entity or any Subsidiary of

any Transferred Entity which violation would have a Material Adverse Effect,

(ii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any Material Agreement or (iii) result in the creation or imposition of any Material Encumbrance.

     2.3.     Validity.(a)  This Agreement has been duly executed and delivered by BGCI and constitutes the valid and binding obligation of BGCI, enforceable against BGCI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     (b)  At the Closing, each Additional Agreement will be duly executed and delivered by BGCI or the Transferor who is a party thereto and will constitute the valid and binding obligation of BGCI or the Transferor who is a party thereto, enforceable against BGCI or such Transferor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency,

reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles

(whether considered in a proceeding in equity or at law).

     2.4.     Capital Stock and Partnership Interests.(a)  The authorized,

issued and outstanding capital stock of each Transferred Entity that is a corporation and each Subsidiary thereof are as set forth in Schedule 2.4 hereto.  The existing partnership interests of each Transferred Entity that is a partnership are as set forth in the applicable partnership agreement, as amended, listed in Schedule 2.4, as the rights, obligations and interests of the partners in any such partnership may be affected by any Material

Agreement which is indicated on Schedule 2.8 as relating to such Project

Partnership; and each such partnership agreement has not been further amended and is in full force and effect, except for any amendments contemplated in connection with the Closing.  To Seller's knowledge, the stockholders of record or partners of each Transferred Entity or Subsidiary thereof are as set forth in Schedule 2.4.  Except as set forth in Schedule 2.4, (i) there is no authorized or outstanding subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from a Transferred Entity which is wholly-owned, directly or indirectly, by Seller or from any Subsidiary of any such Transferred Entity,

equity securities or partnership interests of any such Transferred Entity or

Subsidiary, (ii) there is no commitment on the part of any Transferred Entity which is wholly-owned, directly or indirectly, by Seller or on the part of any Subsidiary of any such Transferred Entity, to issue shares,

subscriptions, warrants, options, convertible securities, partnership interests or other such rights, (iii) no equity securities or partnership interests of any Transferred Entity which is wholly-owned, directly or indirectly, by Seller or of any Subsidiary of any such Transferred Entity,

are reserved for issuance for any such purpose and (iv) with respect to Transferred Entities which are not wholly-owned, directly or indirectly,

by Seller and Subsidiaries of such Transferred Entities, neither Seller nor any Subsidiary thereof has created or committed to create any subscription,

warrant, option, convertible security, commitment, other right or reservation for issuance referred to in clauses (i) through (iii) above and, to Seller's knowledge, none exists.  Except as set forth in Schedule 2.4, no Transferred

Entity which is wholly-owned, directly or indirectly, by Seller and no

Subsidiary of any such Transferred Entity, has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities and, with respect to Transferred Entities which are not wholly-owned, directly or indirectly, by Seller and Subsidiaries of such Transferred Entities,

neither Seller nor any Subsidiary thereof has created any such obligation and,

to Seller's knowledge, none exists.  Except for this Agreement and as set forth in Schedule 2.4, there is no voting trust or agreement, stockholders'

agreement, pledge agreement, buy-sell agreement, right of first refusal,

preemptive right or proxy relating to any securities of any Transferred Entity which is wholly-owned, directly or indirectly, by Seller or to any securities of any Subsidiary of any such Transferred Entity, or to which any such

Transferred Entity or Subsidiary is a party and, with respect to Transferred

Entities which are not wholly-owned, directly or indirectly, by Seller,

neither Seller nor any Subsidiary thereof has created any such voting trust,

agreement, right or proxy and, to Seller's knowledge, none exists.

     (b)  Each of the Stock Interests has been duly authorized and validly issued and is fully paid and nonassessable and, except as disclosed on

Schedule 2.4 hereto, each of the Stock Interests is owned beneficially and of record, and each of the Partnership Interests is owned, by the applicable

Transferor thereof as indicated on Schedule 2.4.  On the Closing Date, Buyer will own the Acquired Interests free and clear of any liens, options, charges,

restrictions, claims or encumbrances of any nature, except for

(x) encumbrances set forth on Schedule 2.4 hereto, (y) in the case of partnership interests, restrictions or encumbrances arising under the agreement creating such interest and (z) restrictions or encumbrances created by or at the behest of Buyer.

     2.5.    Financial Statements.  Attached as Schedule 2.5 hereto are

(i) a consolidated audited balance sheet of each Project Partnership for each of the years ended December 31, 1996 and 1995 in which such Project

Partnership existed and had a full year of operations, (ii) a consolidated unaudited balance sheet of each Project Partnership and Transferred Entity for the 12 months ended December 31, 1997 and (iii) if the Transferred Entity with respect to any Project is not the Project Partnership, a consolidated unaudited balance sheet of such Transferred Entity for each of the years ended December 31, 1996 and 1995 in which such Transferred Entity existed and had a full year of operations, and (iv) in each case specified in clauses

(i), (ii) and (iii) above, the related consolidated statements of income and cashflows of such entities (audited in the case of each financial statement of a Project Partnership for a period ending December 31 1996 or 1995) (such statements specified in clauses (i), (ii), (iii) and (iv), together with the related notes thereto, collectively, the "Financial Statements").  To

Seller's knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present in all material respects the financial condition of such entities and their consolidated Subsidiaries as of the dates thereof and the results of their consolidated operations for the periods covered thereby subject, in the case of Financial Statements for the 12 months ended December

31, 1997, to any changes or additions contained in the audited financial statements for such period or the notes thereto.  To Seller's knowledge, no

Transferred Entity or Project Partnership has any liability or obligation

(whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, is material to such entity and its consolidated

Subsidiaries, taken as a whole, other than (i) liabilities reflected (but only to the extent so reflected) or reserved against in the Financial

Statements, (ii) liabilities or obligations that have arisen since December

31, 1997 in the ordinary course of business, none of which, individually or in the aggregate, would have a Material Adverse Effect, (iii) liabilities or obligations disclosed herein or in any Schedule hereto, or (iv) liabilities or obligations incurred in accordance with the terms of this Agreement or any Material Agreement.

     2.6.     Litigation; Compliance with Law.  (a)  Schedule 2.6 lists, to

BGCI's knowledge, each action, suit, claim, proceeding (including, but not limited to, any arbitration proceeding) or investigation pending or threatened against any Transferred Entity, Project Partnership or Subsidiary

of any such entity, at law or in equity, or before or by any Federal, state,

municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Transferred Entity, Project Partnership or Subsidiary of any such entity would reasonably be expected to, individually or in the aggregate, have a

Material Adverse Effect.  For purposes of the preceding sentence, no representation is made with respect to (i) any proceeding before any regulatory authority initiated by any such Transferred Entity, Project

Partnership or Subsidiary of any such entity in which such Transferred

Entity, Project Partnership or Subsidiary of any such entity is an applicant for any governmental permit, approval, certificate, authorization or license,

to the extent the matters considered in such proceeding are limited to the approval or authority requested in such application, or (ii) proceedings initiated by a third party in which such Transferred Entity, Project

Partnership or Subsidiary of any such entity is an intervener, and the subject matter of such intervention is of general applicability to similarly-situated parties.  To Seller's knowledge, no Transferred Entity,

Project Partnership or Subsidiary of any such entity is in default with respect to any order, writ, injunction or decree known to or served upon such entity of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for defaults which would not,

individually or in the aggregate, have a Material Adverse Effect.

     (b)  To Seller's knowledge, each Transferred Entity, Project Partnership and Subsidiary of any such entity is in compliance with all laws, rules,

regulations and orders applicable to its business, except (i) where the failure to so comply would not, individually or in the aggregate, have a

Material Adverse Effect, and (ii) as set forth in Schedule 2.6.  To Seller's knowledge, each Transferred Entity, Project Partnership and Subsidiary of any

such entity has all permits, licenses and other governmental authorizations necessary to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except (i) where the failure to obtain the same would not, individually or in the aggregate, have a Material

Adverse Effect, or (ii) as set forth in Schedule 2.6.

     2.7.     Tax Matters  (a)  There have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by any Taxpayer on or prior to the date hereof. As of the time of filing, the foregoing Returns were true and complete in all material respects.

     (b)  With respect to all amounts in respect of Taxes imposed on any

Taxpayer with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with in all material respects, and all such amounts required to be paid to taxing authorities or others on or before the date hereof have been paid, except such

Taxes, if any, as are set forth in Schedule 2.7(b) that are being contested in good faith.

     (c)  Except as set forth on Schedule 2.7(c), no adjustments to the Tax liability of any Taxpayer have been proposed in writing (and are currently pending) by any taxing authority in  connection with any Tax Return of any

Taxpayer.  All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the applicable Taxpayer, or are being contested in good faith and are described in Schedule 2.7(c).

     (d)  There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of any Transferor or Transferred Entity.

     (e)  Except for (i) that certain Tax Sharing Agreement dated March 31,

1993 by and between Cedar Power Corporation, a Delaware corporation, and Cedar

I Power Corporation, a Delaware corporation (the "Cedar Power Tax Sharing

Agreement"), and that certain Beale Generating Company Federal Income Tax

Sharing Agreement dated September 19, 1997 by and between PG&E Generating

Company, a California corporation, Beale Generating Company, a Delaware corporation, and Bechtel Generating Company, Inc., a Delaware corporation (the

"Beale Tax Sharing Agreement"), none of the Taxpayers is currently a party to any tax sharing or tax allocation agreement.

     (f)  BGCI is the common parent of the affiliated group within the meaning of Section 1504(a) of the Code that includes each of the Acquired 338

Subsidiaries, and BGCI will not be a target corporation within the meaning of

Section 338 of the Code for the taxable year that includes the Closing Date.

BGCI is eligible to make an election under Section 338(h)(10) of the Code

(and any comparable election under state, local or foreign tax law) with respect to each Acquired 338 Subsidiary.

     (g)  Each of the Holdback Partnerships and each of the partnerships in which any Acquired 338 Subsidiary is a partner has in effect an election pursuant to Section 754 of the Code or will make such an election on a timely basis effective for the tax period that includes the Closing Date.

     2.8.     Material Agreements.  To Seller's knowledge, all of the material notes, bonds, mortgages, indentures, licenses, leases, contracts and other instruments and obligations ("Material Agreements") to which any Transferred

Entity, Project Partnership or Subsidiary of any such entity is a party or by which any of them or any of their respective property may be bound as of the date hereof are set forth in Schedule 2.8.  To Seller's knowledge, except as otherwise set forth in Schedule 2.8: (i) each such Material Agreement is valid, binding and in full force and effect, and is enforceable by such

Transferred Entity, Project Partnership or Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency,

reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles

(whether considered in a proceeding in equity or at law), and (ii) each

Transferred Entity, Project Partnership and Subsidiary of any such entity and each other party thereto, has performed all the obligations required to be performed by it to date, has received no notice of default and is not in default (with due notice or lapse of time or both) under any Material Agreement to which it is a party, except for failures to perform and defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.9.     Consents and Approvals.  To Seller's knowledge, except as set forth in Schedule 2.9, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality or any other Person is or will be necessary for the valid execution, delivery and performance by BGCI or any other Transferor of this

Agreement or the consummation of the transactions contemplated hereby, other than filings required pursuant to the HSR Act and the rules and regulations promulgated thereunder, filings or notices of change of ownership which may be required under applicable federal, state or local law and filings or approvals which may be required to be made or obtained with respect to

(i) the status of each of the Projects as a "qualifying facility" within the meaning PURPA and the rules and regulations promulgated thereunder, (ii) the status of each of the Logan Project, the Selkirk Project and the Pittsfied

Project as an "exempt wholesale generator" within the meaning of the Energy

Policy Act of 1992, as amended, and the rules and regulations promulgated thereunder, (iii) transfer of Seller's interest in the Logan Project pursuant to Section 203 of the Federal Power Act, (iv) notices of change in status with respect to market based rate tariffs on file with the Federal Energy Regulatory

Commission, and (v) any application to hold an interlocking position required under Section 305(b) of the Federal Power Act.

     2.10.     Qualifying Facility; EWG.  Immediately prior to the Closing,

(i) each of the Projects which is an electric generating facility satisfies the requirements to be a "qualifying facility" within the meaning of PURPA and the rules and regulations promulgated thereunder, and (ii) each of the owners and/or operators of the Logan Project, the Selkirk Project and the Pittsfied

Project satisfies the requirements to be an "exempt wholesale generator"

within the meaning of the Energy Policy Act of 1992, as amended, the rules and regulations promulgated thereunder and the implementing precedents.

     2.11.     Brokers.  Neither Seller nor any Transferor nor any Subsidiary

of either has a contract, arrangement or understanding with any investment banking firm, broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except for Goldman, Sachs & Co., whose fees shall be borne by Seller.

     2.12.     Labor Matters and ERISA.  Each Transferred Entity and each of their respective Subsidiaries is in compliance with the Employee Retirement

Income Security Act of 1974, as amended, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

None of the Transferred Entities or their respective Subsidiaries has any material obligation with respect to any employee benefits plan, program or practice other than pursuant to the employee plans and programs described on

Schedule 2.12, and the Transferred Entities and their respective Subsidiaries have no liabilities in respect of the matters disclosed on Schedule 2.12 other than (i) the obligation to pay benefits in the ordinary course, (ii) liabilities reflected in the Financial Statements and (iii) additional liabilities which in the aggregate would not have a Material Adverse Effect.

     2.13.     Events Subsequent to December 31, 1997.  Except as set forth on Schedule 2.13 or as specifically provided for by this Agreement or consented to or approved by Buyer, since December 31, 1997, to Seller's knowledge, none of the Transferred Entities or Project Partnerships, and none of their respective Subsidiaries, has:

     (a)     incurred or guaranteed any indebtedness for borrowed money (not including accounts payable and trade payables incurred in the ordinary course of business), other than (i) indebtedness incurred in accordance with any

Material Agreement, and (ii)  indebtedness which does not, individually or in the aggregate, have a Material Adverse Effect;

     (b)     acquired or disposed of, in either case in any manner, any material assets or properties, other than (i) acquisitions and dispositions in the ordinary course of business, (ii) dispositions of obsolete or surplus assets, (iii) dispositions and acquisitions in connection with the normal repair and/or replacement of assets or properties, or property losses covered by insurance, (iv) acquisitions or dispositions in accordance with any

Material Agreement or (v) acquisitions or dispositions which do not,

individually or in the aggregate, have a Material Adverse Effect;

     (c)     amended its Certificate of Incorporation, By-Laws, partnership agreement or governing documents other than as described in Schedule 2.13 and other than amendments which do not, individually or in the aggregate, have a

Material Adverse Effect;

     (d)     acquired or agreed to acquire by merging or consolidating with,

or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which acquisition, agreement,

merger, consolidation or purchase is material relative to the value of (i) any of the Principal Projects, in the case of an acquisition, agreement, merger,

consolidation or purchase by the applicable Transferred Entity or Entities,

the applicable Principal Project or any of their respective Subsidiaries, or

(ii) the Projects, taken as a whole;

     (e)     failed to pay and discharge on a timely basis consistent with past practices any liabilities which constitute current liabilities under generally accepted accounting principles, except for (i) liabilities not yet due, (ii) liabilities which are subject to good faith contest for which appropriate reserves have been established or (iii) liabilities for which the failure to pay would not, individually or in the aggregate, have a Material

Adverse Effect;

     (f)     cancelled any material indebtedness owed to a Transferred Entity or Project Partnership or waived in an enforceable manner any rights of substantial value to a Transferred Entity or Project Partnership, except for any such cancellations or waivers which, individually or in the aggregate, do not have a Material Adverse Effect; or

     (g)     entered into any agreement or commitment to take any of the actions described in clauses (a) through (f) hereof.

                             ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF BUYER
                ---------------------------------------

     Buyer represents and warrants to Seller that, as of the date hereof

(except where such representation or warranty is expressly made only as of a specific date) as follows:

     3.1.     Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.  Buyer has the corporate power and authority to execute,

deliver and perform this Agreement.

     3.2.     Authorization of Agreement. Etc.  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, (ii) conflict with or result in a breach of any provisions of Buyer's certificate or articles of incorporation or By-Laws,

or (iii) conflict with, result in a violation or breach of or constitute

(with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which Buyer or any of its assets is bound.

     3.3.     Validity.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer,

enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     3.4.     Public Utility Holding Company.  Neither Buyer nor any

Permitted Assignee is a "holding company", a "public-utility company" or an

"affiliate" or "subsidiary company" of any of the foregoing within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     3.5.     PURPA.  Neither Buyer nor any Permitted Assignee is (i) an

"electric utility" or an "electric utility holding company" within the meaning of PURPA and the rules and regulations promulgated thereunder and the Federal

Energy Regulatory Commission's implementing precedent, or (ii) owned directly or indirectly by either of the foregoing.  Neither Buyer nor any Permitted

Assignee is "primarily engaged in the generation or sale of electric power

(other than electric power solely from cogeneration facilities or small power production facilities)" within the meaning of PURPA and the rules and regulations promulgated thereunder and the Federal Energy Regulatory

Commission's implementing precedent.  Neither Buyer's nor any Permitted

Assignee's acquisition and ownership of the Acquired Interests on the Closing

Date and any interests in any Holdback Partnerships purchased on the Put

Purchase Date will cause any of the Projects to lose their status as

"qualifying facilities" under PURPA and the rules and regulations thereunder and the Federal Energy Regulatory Commission's implementing precedent, solely by virtue of such acquisition and ownership.

     3.6.     Consents and Approvals.  No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, other than filings required pursuant to the HSR Act, and the rules and regulations promulgated thereunder, filings and notices of change of ownership which may be required under applicable federal, state or local law and filings or approvals which may be required to be made or obtained with respect to (i) the status of each of the Projects as a "qualifying facility" within the meaning PURPA and the rules and regulations promulgated thereunder, (ii) the status of each of the Logan

Project, the Selkirk Project and the Pittsfied Project as an "exempt wholesale generator" within the meaning of the Energy Policy Act of 1992, as amended, and the rules and regulations promulgated thereunder, (iii) transfer of Seller's interest in the Logan Project pursuant to Section 203 of the

Federal Power Act, (iv) notices of change in status with respect to market based rate tariffs on file with the Federal Energy Regulatory Commission, and

(v) any application to hold an interlocking position required under Section

305(b) of the Federal Power Act.

     3.7.     Brokers.  Neither Buyer nor any Subsidiary of Buyer has a

contract, arrangement or understanding with any investment banking firm,

broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except for Salomon Brothers Inc., whose fees shall be borne by Buyer.

     3.8.     Tax Matters.   Buyer is eligible to make an election under

Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of each Acquired 338

Subsidiary.

     3.9.     Availability of Funds.   At the Closing, Buyer will have

sufficient funds to consummate the transactions contemplated hereby.

                              ARTICLE IV.

                    ACCESS; ADDITIONAL AGREEMENTS
                    -----------------------------

     4.1.     Access to Information: Continuing Disclosure.  Seller agrees that from the date hereof until the Closing Date, and subject to the terms of the Confidentiality Agreement (i) upon reasonable notice, Seller shall,

and shall cause each Transferor to, use reasonable efforts to cause each

Transferred Entity and Project Partnership to, provide to the officers,

employees, accountants, counsel and other representatives of Buyer reasonable access, at reasonable times during normal business hours, to the employees, properties, books and records of the Transferred Entities and the

Project Partnerships in which they have an interest, as the case may be, and shall promptly furnish to the same Persons such information as such Persons may reasonably request; provided, that such access shall be afforded to

Buyer after no less than 24 hours prior notice, and only in such manner so as not to unreasonably disturb or interfere with the normal operations of

Seller, such Transferor, Transferred Entity or Project Partnership; and

provided, further, that neither Seller nor any such entity shall be required to take any action that would constitute a waiver of the attorney-client privilege and Seller need not supply to Buyer any information that Seller is under a legal obligation not to supply, and (ii) at regular intervals prior to the Closing Date, or at such other times as Buyer or its representatives shall reasonably request, Seller shall, and shall cause each Transferor to, use reasonable efforts to cause each Transferred Entity and Project Partnership to, consult with Buyer regarding the conduct of the business of the

Transferred Entities and the Projects.  All information furnished by Seller,

any Transferor or any Wholly-Owned Transferred Entity hereunder shall be subject to the terms of the Confidentiality Agreement dated October 24, 1997 among U.S. Generating Company, Bechtel Enterprises, Inc. and Buyer (the

"Confidentiality Agreement").

     4.2.     Antitrust Notification.  Buyer and Seller will as promptly as practical, but in no event later than thirty (30) days following the execution and delivery of this Agreement, file with the United States Federal

Trade Commission (the "FTC") and the United States Department of Justice

(the "DOJ") the Notification and Report Form under the HSR Act, if any,

required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information requested in connection herewith pursuant to the HSR Act.  Any such Notification and

Report Form and additional information submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act.  Each of

Buyer and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act.  Each of

Buyer and Seller shall keep the other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.  Each of Buyer and Seller will use its reasonable best efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby.

     4.3.     Further Assurances.  From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take,

or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, such actions as are necessary or desirable in connection with obtaining any third party consent or any regulatory filings (including filings with the Federal Energy Regulatory

Commission) as either party, any Transferor or any Transferred Entity may undertake in connection herewith.

     4.4.     Certain Tax Matters.  (a)  Section 338(h)(10).  BGCI, each other Transferor, and Buyer agree to join in making an election under Section

338(h)(10) of the Code and any corresponding elections permitted under state,

local or foreign law with respect to the acquisition of each Acquired 338

Subsidiary and, if no election may be made pursuant to such state, local or foreign law under an election corresponding to Code Section 338(h)(10),

elections corresponding to Section 338(a) and 338(g) of the Code.  BGCI shall be responsible for all taxes resulting from or arising out of such election under Section 338 of the Code.  Buyer and BGCI shall exchange completed executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state, local and foreign forms as soon as practical after the Closing.  Prior to Closing, Seller and Buyer shall use reasonable efforts to agree to an allocation of the Purchase Price and all other capitalized costs among the transferred assets (other than stock of the

Acquired 338 Subsidiaries and other than the interests in the Holdback

Partnerships) and the Acquired 338 Subsidiaries' assets (or the assets of the partnerships in which such Subsidiaries' are partners, as applicable)

and the Holdback Partnerships' assets to be used by both Seller and Buyer for federal and applicable state income tax reporting purposes; provided,

that such allocation shall be consistent with the allocation set forth on

Schedule 7.3 hereto.

     (b) Beale Tax Sharing Agreement. The Beale Tax Sharing Agreement will be terminated or modified prior to the Closing Date such that no Transferred

Entity will have any liability under such Agreement after the Closing Date,

including but not limited to liability for amounts in respect of periods (or portions thereof) ending on or prior to the Closing Date.  Simultaneously with the Closing, Buyer or a Permitted Assignee shall enter into a tax sharing agreement relating to Beale Generating Company in the form set forth on

Exhibit 4.4(b).

     (c)  Cedar Bay Tax Sharing Agreement.  At and as of Closing, the Cedar

Bay Tax Sharing Agreement shall be terminated, and Buyer or a Permitted

Assignee and Cedar I Power Corporation shall enter into a new tax sharing agreement on the same terms as the Cedar Bay Tax Sharing Agreement.

     (d)  Tax Returns.  BGCI shall prepare and file (or cause to be prepared and filed) at its own expense all Tax Returns of the Transferred Entities

(other than the Holdback Partnerships, the returns for which will be prepared by the tax matters partners thereof) for tax periods ending on or before the

Closing Date.  Buyer shall prepare and file (or cause to be prepared and filed) at its own expense all Tax Returns of the Transferred Entities (other than the Holdback Partnerships, the returns for which will be prepared by the tax matters partners thereof) for tax periods ending after the Closing Date,

provided however that with respect to any Tax Return for a period beginning before the Closing Date and ending after the Closing Date, Buyer shall provide

BGCI with a copy of such Tax Return at least 30 days prior to the due date for such return and shall obtain BGCI's written consent to the filing of such returns (which shall not be unreasonably withheld or delayed) prior to the filing thereof.  Each of BGCI and Buyer shall provide the other with such assistance as may reasonably be required by the other party in connection with the preparation of any Tax Return, any audit, or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability, for Taxes, and each will retain until the expiration of the applicable statute of limitations and provide the other party upon request with any records or information which may be relevant to such return, audit or examination.  Any information obtained pursuant to this Section 4.4(d) shall be kept confidential.

     (e)  Transfer Taxes.  All stamp, documentary, transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and Buyer at its own expense shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, BGCI shall join the execution of any such Tax

Returns or other documentation.

     4.5.     Regular Course of Business.  Prior to the Closing, except as set forth on Schedule 2.13, Seller shall, and shall cause its Subsidiaries to,

vote their respective ownership interests in each Transferred Entity and

Project Partnership in a manner consistent with each such Transferred Entity and Project Partnership conducting its respective business in the ordinary course consistent with past practice and in accordance with the Material

Agreements to which such Transferred Entity or Project Partnership is a party or by which it is bound.

                               ARTICLE V.

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
              -------------------------------------------

     The obligations of Buyer under this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions, and Seller shall use reasonable efforts to cause each of such conditions to be satisfied:

     5.1.     No Injunction.  No Federal or state governmental agency or authority or political subdivision thereof or Federal or state court of competent jurisdiction shall have issued any injunction or other order

(whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that the parties shall use their reasonable efforts to litigate against, and obtain the lifting of, any such injunction or order.

     5.2.     Representations and Warranties.  The representations and

warranties of Seller contained herein shall be true and correct in all material respects (provided, however, that any representation or warranty which refers to "Material Adverse Effect" or otherwise references a concept of materiality shall be true and correct in all respects) as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date) as though such representations and warranties were made at and as of the Closing Date, except as otherwise contemplated by this Agreement or as may be specified on amendments to Schedules 2.5 (to the extent that audited financial statements as of December 31, 1997 and for the year then ended are available prior to the Closing and such audited financial statements reflect any modifications to the unaudited financial statements as of and for such date and year included in Schedule 2.5), 2.6, 2.7, 2.8, 2.12 and 2.13 provided at the Closing; no Material Adverse Effect shall have occurred since December 31, 1997 (except as disclosed in this Agreement or any

Schedule hereto, but without giving effect to any amendment, other than any amendment to any Schedule with respect to the dispute underlying the Cedar Bay

Dispute, to any Schedule permitted by this Section 5.2) and Buyer shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Seller by an executive officer of Seller to such effect.

     5.3.     Performance.  Seller and the Transferors shall have performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them at or prior to the Closing; and Buyer shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Seller by an executive officer of Seller to such effect.

     5.4.     Approvals and Filings.  All consents, authorizations and

approvals from, and all declarations, filings and registrations with,

governmental agencies or third parties that are listed on Schedule 5.4 and any other material consents, authorizations, approvals declarations, filings and registrations that are required to consummate the transactions contemplated hereby shall have been obtained or made, except where the failure to obtain or make the same is a result of Buyer's breach of its obligations hereunder.  All HSR waiting periods shall have expired or been properly terminated.

     5.5.     Opinion of Counsel.  Buyer shall have received an opinion or opinions dated the Closing Date of counsel to Seller, to the effect set forth on Schedule 5.5 hereto.

     5.6.     Proceedings; Additional Agreements.  (i)  All corporate,

partnership and other proceedings or actions to be taken by BGCI and each

Transferor in connection with or prior to the transactions contemplated herein and in the Additional Agreements and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to Buyer, and

Buyer shall have received certified or other copies of the documents listed on Schedule 5.6 and such other documents as Buyer may reasonably request.

Seller shall have, or shall have caused each Transferor to, execute the

Additional Agreements to be signed by Seller or such Transferor.

     5.7.     Closing Documents.  Buyer shall have received all Additional

Agreements and such other documents, certificates and instruments as are reasonable and customary, in connection with the Closing.

     5.8.     Nonforeign Affidavit.  Each Transferor shall furnish Buyer an affidavit, stating, under penalty of perjury, that the indicated number is such Transferor's United States taxpayer identification number and that such

Transferor is not a foreign Person, pursuant to Section 1445(b)(2) of the

Code.

     5.9.     Regular Course of Business.  Except as set forth on Schedule

2.13, subsequent to the execution of this Agreement by the parties hereto,

(i) each of the Principal Projects, and (ii) the Projects, taken as a whole,

shall have conducted their respective businesses in the ordinary course consistent with past practice.

     5.10.     Certain Dispositions.  Prior to the Closing or, if there is a

First Closing, prior to the First Closing, the transactons described in

Item 3 of Exhibit 3 shall have been completed.

                              ARTICLE VI.

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
           -------------------------------------------------

     The obligations of Seller under this Agreement shall be subject to the satisfaction (or waiver by Seller) on or before the Closing, of each of the following conditions, and Buyer shall use reasonable efforts to cause each of such conditions (other than that set forth in Section 6.1) to be satisfied:

     6.1.     No Injunction.  No Federal or state governmental agency or authority or political subdivision thereof or Federal or state court of competent jurisdiction shall have issued any injunction or other order

(whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that the parties shall use their reasonable efforts to litigate against, and obtain the lifting of, any such injunction or order.

     6.2.     Representations and Warranties.  The representations and

warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date) as though such representations and warranties were made at and as of the Closing Date, except as otherwise contemplated by this

Agreement; and Seller shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.

     6.3.     Performance.  Buyer shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the

Closing; and Seller shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.

     6.4.     Approvals and Filings.  All consents, authorizations and

approvals from, and all declarations, filings and registrations with,

government agencies or third parties that are listed on Schedule 6.4 and any other material consents, authorizations, approvals, declarations and filings that are required to consummate the transactions contemplated hereby shall have been obtained or made.  All HSR waiting periods shall have expired or been properly terminated.

     6.5.     Opinion of Counsel.  Seller shall have received an opinion or opinions dated the Closing Date from counsel to Buyer, to the effect set forth in Schedule 6.5 hereto.

     6.6.     Proceedings; Additional Agreements.  All corporate and other proceedings or actions to the effect set forth in Schedule 6.6 hereto to be taken by Buyer in connection with or prior to the transactions contemplated herein and in the Additional Agreements and all documents incident hereto or thereto shall be reasonably satisfactory in form and substance to Seller and

Seller shall have received certified or other copies of the documents listed on Schedule 6.6 and such other documents as Seller may reasonably request.

     6.7.     Closing Documents.  Seller shall have received all Additional

Agreements and such other documents, certificates, and instruments as are reasonable and customary, in connection with the Closing.

                              ARTICLE VII.

                                CLOSING
                                -------

     7.1.     Time and Place.  Subject to the provisions of Articles V and

VI, the closing of the sale by the Transferors and the purchase by Buyer of the Acquired Interests (the "Closing") shall take place at the offices of

Latham & Watkins, 885 Third Avenue, New York, New York  10022 on the

Permitted Date or at such other place, at such other time, or on such other date as the parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the "Closing Date").

     7.2.     Payment.  At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, $[xxx]

plus or minus the Net Unrestricted Cash Differential as set forth in the

Closing Adjustment Certificate plus, if applicable, the amount payable by Buyer pursuant to Section 1.2(d).

     7.3.     First Closing; Additional Closings.(a)     Notwithstanding any

other provision of this Agreement, if the condition to Closing contained in

Section 5.4 is satisfied or waived with respect to Acquired Interests which represent (i) at least 66 2/3% of the aggregate Asset Value as set forth on

Schedule 7.3 hereto and (ii) all of the Acquired Interests with respect to the Principal Projects but are not satisfied or waived with respect to any or all of the other Acquired Interests, at Seller's option (which may be exercised in Seller's absolute discretion) a first closing shall occur as follows (the "First Closing"):  Seller shall deliver to Buyer five Business

Days' written notice of the First Closing (the "First Closing Notice") at which the purchase and sale of the First Closing Assets shall occur.  The

First Closing shall take place at the offices of Latham & Watkins, 885 Third

Avenue, New York, New York 10022 on the date specified in the First Closing

Notice; provided that such date shall not be earlier than the Permitted Date.

At the First Closing, all documents, certificates and agreements contemplated to be delivered and conditions required to be satisfied at the Closing pursuant to Articles V, VI and VII shall be delivered or satisfied to the extent they relate to the First Closing Assets (including but not limited to

                                   33
------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

the Put Agreement with respect to the Holdback Partnerships included in the

First Closing Assets).  The purchase price payable at the First Closing shall be the aggregate Asset Value allocated to the First Closing Assets on Schedule

7.3, plus or minus the Net Unrestricted Cash Differential (but only with respect to the First Closing Assets).  The procedures set forth in Sections

1.2(b) and (c) shall be followed for establishing such Net Unrestricted Cash

Differential (but only with respect to the First Closing Assets) for the purpose of determining the purchase price payable at the First Closing and for determining any adjustment thereto.

     (b)     If the First Closing occurs, then, subject to Article VIII,

Seller and Buyer agree to use their reasonable efforts to satisfy all of the remaining conditions to Closing set forth in Section 5.4 with respect to all of the Acquired Interests that were not purchased and sold at the First

Closing (collectively, the "Remaining Interests").  If, subsequent to the

First Closing and prior to the termination of this Agreement pursuant to

Article VIII (but in no event later than December 31, 1998), the condition to

Closing contained in Section 5.4 is satisfied with respect to any Remaining

Interest or Remaining Interests, and the other conditions to Closing relating to such Remaining Interest or Remaining Interests are satisfied, a subsequent closing shall occur with respect to such Remaining Interest or Remaining

Interests on the date that is ten (10) Business Days after the satisfaction of the condition set forth in Section 5.4 (the "Subsequent Closing"); provided that Buyer shall not be obligated to participate in more than two Subsequent

Closings and Seller may delay any Subsequent Closing to a date (but in no event later than December 31, 1998) on which the condition set forth in

Section 5.4 is satisfied as to one or more additional Remaining Interests.

Seller shall deliver to Buyer prompt written notice of any Subsequent Closing at which the purchase and sale of any Remaining Interest or Remaining

Interests (each as applicable, a "Subsequent Closing Asset") shall occur.  Any

Subsequent Closing shall take place at the offices of Latham & Watkins, 885

Third Avenue, New York, New York 10022.  At each Subsequent Closing, all documents, certificates and agreements contemplated to be delivered and conditions required to be satisfied pursuant to Articles V, VI and VII shall be delivered or satisfied to the extent they relate to the Subsequent Closing

Asset or Subsequent Closing Assets to be transferred at such Subsequent

Closing.  The purchase price payable at each Subsequent Closing shall be the

Asset Value allocated to the applicable Subsequent Closing Asset or Subsequent

Closing Assets on Schedule 7.3, plus or minus the Net Unrestricted Cash

Differential (but only with respect to such Subsequent Closing Asset or

Subsequent Closing Assets ).  The procedure set forth in Sections 1.2(b) and

(c) shall be followed for establishing such Net Unrestricted Cash Differential

(but only with respect to such Subsequent Closing Asset or Subsequent Closing

Assets) for the purpose of determining the purchase price payable at each

Subsequent Closing and for determining any adjustment thereto.

                              ARTICLE VIII.

                      TERMINATION AND ABANDONMENT
                      ---------------------------

     8.1.     Methods of Termination.  This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing Date or prior to any Subsequent Closing; provided that no termination of this Agreement shall affect the parties' respective rights and obligations with respect to Acquired Interests purchased by Buyer pursuant hereto prior to such termination.

     (a)  by mutual consent of Seller and Buyer; or

     (b)  by Buyer at any time after December 31, 1998 if any of the conditions provided for in Article V of this Agreement shall not have been met or waived in writing by Buyer prior to such date; provided, that if any condition in Article V has not been satisfied because of the occurrence of a

Material Adverse Effect which can be cured, and diligent efforts are being undertaken to cure such Material Adverse Effect, then the references to

December 31, 1998 in this Section 8.1(b) and in Section 7.3(b) shall be extended for up to 90 days after the occurrence of such Material Adverse

Effect so long as diligent efforts to cure such Material Adverse Effect continue; or

     (c)  by Seller at any time after December 31, 1998 if any of the conditions provided for in Article VI of this Agreement shall not have been met or waived in writing by Seller prior to such date; or

     (d)  by Buyer or Seller if there has been a material violation or breach by the other of its agreements, representations or warranties contained in this Agreement which is not susceptible to cure (or if so susceptible is not the subject of diligent efforts on the part of the breaching party to cure)

and the party seeking termination is not in material violation or breach of its agreements, representations or warranties contained in this Agreement.

     8.2.     Procedure Upon Termination and Consequences.  Buyer or Seller,

as the case may be, may terminate this Agreement when permitted pursuant to

Section 8.1 by delivering written notice of such termination, and such termination shall be effective upon delivery of such notice in accordance with Section 10.3.  If this Agreement is terminated as provided herein:

     (a)  each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby,

whether obtained before or after the execution hereof, to the parties furnishing the same; and

     (b)  no party hereto shall have any liability or further obligation to any other party to this Agreement (i) except with respect to the

Confidentiality Agreement, which shall survive the termination of this

Agreement, including with respect to information that is subject to the

Confidentiality Agreement pursuant to Section 4.1, and (ii) except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party prior to such termination.  Notwithstanding the foregoing, if this Agreement is terminated after the occurrence of the First Closing or any Subsequent Closing, the

obligations of the parties hereto shall continue in full force and effect,

except for the obligations pursuant to Section 7.3(b).

                               ARTICLE IX.

               SURVIVAL, INDEMNIFICATION AND OTHER MATTERS
               -------------------------------------------

     9.1.     Survival.  The representations and warranties of Seller contained in this Agreement shall survive Closing and terminate and expire eighteen (18)

months after each Closing with respect to the Acquired Interests as to which such representations and warranties relate; provided, that the representations and warranties contained in Sections 2.2(a) , 2.3 and 2.4 (other than the second sentence of Section 2.4(a)) shall survive Closing indefinitely; and

provided, further, that the representations and warranties contained in

Section 2.7 shall survive Closing and terminate and expire 90 days after the expiration of the relevant statutes of limitation. The representations and warranties of Buyer contained in this Agreement shall survive Closing and terminate and expire eighteen (18) months after the Closing with respect to the Acquired Interests as to which such representations and warranties relate;

provided, however, that the representations and warranties contained in

Sections 3.2, 3.3, 3.4 and 3.5 shall survive Closing indefinitely; and

provided, further that the representations and warranties contained in

Section 3.8 shall survive Closing and terminate and expire 90 days after the expiration of the relevant statutes of limitation.  The covenants and agreements of the parties contained in this Agreement shall survive Closing indefinitely; provided, that the covenants and agreements contained in

Section 4.1 (other than the last sentence) shall terminate and expire at

Closing; and provided, that the covenants and agreements contained in Section

4.4 shall survive Closing and terminate and expire 90 days after the expiration of the relevant statutes of limitation; and provided, further, that the covenants and agreements contained in Section 4.5 shall survive Closing and terminate and expire eighteen (18) months after the Closing with respect to the Acquired Interests as to which covenants and agreements relate.

     9.2.     Agreement to Indemnify.  (a)     Seller shall indemnify Buyer,

Buyer's Affiliates and Buyer's parent, Subsidiaries, Affiliate corporations,

past and present officers, directors, shareholders, partners, members,

attorneys, legal representatives, agents and employees (collectively, the

"Buyer Indemnitees") and hold the Buyer Indemnitees harmless to the extent set forth in this Article IX in respect of any and all Losses arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by Seller or any other Transferor in this Agreement or any representation, warranty or certification contained in any certificate, instrument or agreement delivered by or on behalf of Seller or any other

Transferor pursuant hereto or in connection herewith, other than the representations and warranties contained in Section 2.7, for which indemnification is provided in Section 9.6, and other than any Losses relating to, arising out of or in connection with the Cedar Bay Dispute or the controversy underlying such litigation, for which indemnification is provided in Section 9.7.

     (b)     Buyer shall indemnify Seller, Seller's Affiliates and Seller's parent, Subsidiaries, Affiliate corporations, past and present officers,

directors, shareholders, partners, members, attorneys, legal representatives,

agents and employees (collectively, the "Seller Indemnitees") and hold the

Seller Indemnitees harmless to the extent set forth in this Article IX by

Seller in respect of any and all Losses arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or any representation, warranty or certification contained in any certificate, instrument or agreement delivered by or on behalf of Buyer or any Subsidiary or Affiliate thereof.

     (c)     The sole recourse of any Buyer Indemnitee or Seller Indemnitee

(each, as applicable, an "Indemnitee") for any breach of any representation,

warranty, covenant or agreement made in this Agreement or any representation,

warranty or certification contained in any certificate, instrument or agreement delivered by or on behalf of Buyer or any Subsidiary or Affiliate thereof or Seller or any other Transferor pursuant hereto or in connection herewith (except as expressly provided otherwise therein) shall be the indemnification provided in this Article IX, subject to the limitations provided in this Article IX; provided, that the foregoing shall not limit

(i) remedies for fraud if the Indemnitee proves actual fraud on the part of the Indemifying Party (as defined in Section 9.2(d)), or (ii) the availability of injunctive and other equitable relief, including without limitation,

specific performance.

     (d)     No Indemnitee shall be entitled to indemnification hereunder except to the extent the claim for indemnity with respect thereto has been made in a writing received by the appropriate indemnifying party (each, as applicable, an "Indemnifying Party") prior to the expiration of the applicable survival period provided in Section 9.1.

     9.3.     Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article

IX (other than pursuant to Section 9.6 or 9.7) in respect of any Losses, such

Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the

Indemnifying Party to assert any reasonable defense to such claim and except as provided in Section 9.2(d).

     9.4.     Defense of Claims.  In connection with any claim which may give rise to indemnity under this Article IX (other than pursuant to Section 9.6 or 9.7) resulting from or arising out of any claim or proceeding against an

Indemnitee by a Person that is not a party hereto, the Indemnifying Party may

(unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding. If the Indemnifying Party assumes the defense of any such claim or proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  Without the prior written consent of the Indemnitee,

which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the

Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  Without the prior written consent of the Indemnifying Party,

which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement of any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the

Indemnifying Party unless the Indemnifying Party has failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 9.3.

     9.5.     Limitation on Indemnification.  Except as expressly provided otherwise in any written certificate, instrument or agreement delivered by or on behalf of Seller or any Transferor and consented to by Buyer, the indemnification obligations of Seller with respect to any Capped Losses shall not be effective against Seller until the aggregate dollar amount of all Capped Losses which would otherwise be indemnifiable by Seller exceeds

[xxx] Dollars ($[xxx]) and then such indemnification obligation of Seller shall apply only to Capped Losses in excess of $[xxx];

provided, that solely for the purpose of calculating whether Capped Losses exceed such $[xxx] threshold, once a representation, warranty, covenant

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

or agreement giving rise to a Capped Loss has been breached in accordance with its terms (taking into account all limitations and qualifications in such representation, warranty, covenant or agreement, including without limitation references to "material" or "Material Adverse Effect"), all

Losses arising out of such breach, and not just Losses that are in excess of amounts that are "material" or that result in a "Material Adverse Effect",

shall be counted toward determining whether Capped Losses exceed such

$[xxx] threshold.  Except as expressly provided otherwise in any written certificate, instrument or agreement delivered by or on behalf of Seller or any other Transferor and consented to by Buyer, the indemnification obligations of Seller with respect to any Capped Losses shall be limited to an aggregate amount payable by Seller of [xxx] Dollars ($[xxx]).

     9.6.     Indemnification for Taxes.  (a)     BGCI shall indemnify Buyer

and hold harmless Buyer from and against all Taxes of any Transferred Entity

(other than Beale Generating Company, the responsibility for the Taxes of which shall be governed by the Beale Tax Sharing Agreement) or the Taxes of any other entity for which such a Transferred Entity is liable (including but not limited to pursuant to Treasury Regulation Section 1.1502-6 or comparable state tax provisions) (i) with respect to all periods ending on or prior to the Closing Date, (ii) with respect to any period beginning before the Closing

Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion, a

"Pre-Closing Partial Period"), and (iii) resulting from a breach of a representation or warranty contained in Section 2.7.  BGCI shall be entitled to any net refunds of Taxes (including interest thereon) with respect to periods described in clauses (i) and (ii) above, except to the extent such

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

refund arises as the result of a carryback of a loss or other tax benefit from a period beginning after the Closing Date.

     (b)     Buyer shall indemnify BGCI and hold harmless BGCI from and against all Taxes of any Transferred Entity (other than Beale Generating

Company, the responsibility for the Taxes of which shall be governed by the

Beale Tax Sharing Agreement) or the Taxes of any other entity for which such a

Transferred Entity is liable (i) with respect to all periods beginning after the Closing Date, (ii) with respect to any period beginning before the Closing

Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a

"Post-Closing Partial Period") and (iii) resulting from a breach of a representation or warranty contained in Section 3.8.  Buyer shall be entitled to any refunds of Taxes of any Transferred Entity or the Tax of any other entity for which such a Transferred Entity is liable, with respect to all periods beginning after the Closing Date and all Post-Closing Partial Periods.

     (c)     Any Taxes for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-

Closing Partial Period and such Post-Closing Partial Period based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the applicable entity during such Pre-Closing Partial Period and such Post-Closing

Partial Period.

     (d)     BGCI and Buyer agree to give prompt notice to each other of any proposed adjustments to Taxes for periods ending on or prior to the Closing

Date, or any Pre-Closing Partial Period.  BGCI and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving any

Transferred Entity for such periods and each may participate at its own expense, provided that BGCI shall have the right to control the conduct of any audit or proceeding for which all or a portion of the resulting Tax is covered by the indemnity provided in paragraph (a) of this Section 9.6.

Notwithstanding the foregoing, BGCI shall not settle or otherwise resolve any such claim, suit, or proceeding without the written consent of Buyer, such consent not to be unreasonably withheld.

     9.7.     Cedar Bay Indemnity.  (a)     Within thirty (30) Business Days

after Seller has received notice of the occurrence of the Cedar Bay Dispute

Resolution Date, Seller shall calculate the Cedar Bay Indemnity Amount, if any, and shall provide to Buyer a certificate of a duly authorized officer of

Seller (the "Cedar Bay Indemnity Amount Calculation Certificate")

(i) including a disk which contains the Cedar Bay Modified Proforma,

(ii) setting forth, in reasonable detail, the bases for calculating the

Cedar Bay Indemnity Amount and (iii) setting forth, in reasonable detail,

the differences in factual or methodological assumptions between the Cedar

Bay Proforma and the Cedar Bay Modified Proforma.

     (b)     If Buyer agrees with Seller's calculation of the Cedar Bay

Indemnity Amount, it shall notify Seller, and Seller shall, within five (5)

Business Days of receipt of such notice, pay Buyer the Cedar Bay Indemnity

Amount, if any. If Buyer in good faith disagrees with Seller's calculation of the Cedar Bay Indemnity Amount as set forth in the Cedar Bay Indemnity

Calculation Certificate or in good faith believes that the Cedar Bay Modified

Proforma included with the Cedar Bay Indemnity Calculation Certificate does not accurately reflect the modifications to the Cedar Bay Proforma required by this Agreement, then Buyer shall deliver to Seller within twenty (20) Business

Days of receipt of Seller's Cedar Bay Indemnity Calculation Certificate a

notice setting for the basis for such disagreement and Buyer and Seller shall in good faith attempt to resolve any such disagreement.  Buyer's failure to deliver its notice of disagreement within such twenty (20) Business Day period shall be deemed Buyer's waiver of any claims relating to the accuracy of the

Cedar Bay Indemnity Calculation Certificate or the Cedar Bay Modified Proforma

attached thereto.  If Buyer and Seller shall not resolve their disagreement within fifteen (15) Business Days after Seller's receipt of Buyer's notice of disagreement, then Buyer and Seller shall mutually retain a consulting engineer mutually agreeable to Buyer and Seller (the "Consulting Engineer") to determine the Cedar Bay Indemnity Amount.  Buyer and Seller shall cause the

Consulting Engineer (whose fee shall be borne 50% by each Buyer and Seller) to deliver its determination within sixty (60) Business Days of its retention,

and the determination by the Consulting Engineer of such Cedar Bay Indemnity

Amount shall be final and binding on Buyer and Seller.  Seller shall pay to

Buyer the amount of the Cedar Bay Indemnity Amount (i) as determined by the

Consulting Engineer or (ii) as agreed upon by Buyer and Seller (or as set forth in the Cedar Bay Indemnity Amount Calculation Certificate if Buyer is

deemed, pursuant to this Section 9.7(b), to have waived its claims), in each case within ten (10) Business Days of such determination or agreement (or waiver).

     (c)     The sole recourse of any Buyer Indemnitee with respect to any claims relating to, arising out of or in connection with the Cedar Bay Dispute or the controversy underlying such litigation shall be the indemnity provided in this Section 9.7.

                              ARTICLE X.

                            MISCELLANEOUS
                            -------------

     10.1.     Amendment and Modification.  This Agreement may be amended,

modified and supplemented only by written agreement of Buyer and Seller.

     10.2.     Waiver of Compliance.  Any failure of any party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed,

but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.3.     Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) overnight delivery service.

Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

If to Seller, to:

                 Bechtel Generating Company, Inc.
                 50 California Street, Suite 2200
                 San Francisco, California 94105
                 Attn: President
                 Telecopy:  (415) 768-4171
with copies to:

                 Bechtel Enterprises, Inc.
                 50 California Street, Suite 2200
                 San Francisco, California 94105
                 Attn: Principal Counsel
                 Telecopy:  (415) 951-0825

and:

                 U.S. Generating Company
                 7500 Old Georgetown Road
                 13th Floor
                 Bethesda, Maryland 20814
                 Attn:  General Counsel
                 Telecopy:  (301) 718-6900

and:

                 Latham & Watkins
                 885 Third Avenue, Suite 1000
                 New York, New York 10022-4802
                 Attn: Samuel A. Fishman, Esq.
                 Telecopy:  (212) 751-4864

Or to such other Person or address as Seller shall designate in writing.

If to Buyer to:     Cogentrix Energy, Inc.
                    9405 Arrowpoint Boulevard
                    Charlotte, NC  28273-8110
                    Attn: General Counsel
                    Telecopy:  (704) 529-1006

with a copy to:     Moore & Van Allen, PLLC
                    100 N. Tryon Street, Floor 47
                    Charlotte, NC  28202-4003
                    Attn: Stephen D. Hope
                    Telecopy:  (704) 331-1159

or to such other Person or address as Buyer shall designate in writing

     All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.  In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above by first class mail, postage prepaid.  However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     10.4.     Binding Nature: Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without prior written consent of the other party except as otherwise provided in this Section; provided that Buyer may assign and delegate its rights, interests and obligations hereunder to one or more wholly-owned direct or indirect Subsidiaries of Buyer, which Subsidiary or

Subsidiaries have no business other than the ownership (and not the operation) of the Acquired Interests and/or stock or partnership interests or other passive investments (each, a "Permitted Assignee"), upon written notice to all of the parties hereto at or before the Closing Date, in which event Buyer shall remain liable for all of its obligations under this

Agreement and such Subsidiary or Subsidiaries shall, together with Buyer, be jointly and severally liable for such obligations.  Except as otherwise provided in Section 9.2, nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.5.     Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, the Additional Agreements and the Confidentiality

Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement,

the Confidentiality Agreement and the Additional Agreements supersede all prior agreements and understandings among the parties with respect to such subject matter and supersede any letters, memoranda or other documents submitted by (i) Buyer or its agents or representatives to Seller, Goldman,

Sachs & Co. or any of their respective agents or representatives, or

(ii) Seller or its agents or representatives to Buyer or any of its agents or representatives, in connection with the bidding process which occurred prior to the parties hereto entering into this Agreement or otherwise in connection with the negotiation and execution of this Agreement.

     10.6.     Expenses.  Each party to this Agreement will pay its own

expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

     10.7.     Press Releases and Announcements; Disclosure.  No press

release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including but not limited to the terms and conditions of this Agreement) shall be issued or made without the prior approval of the parties hereto. The foregoing shall not prohibit any disclosure required by law, provided that the disclosing party shall use best efforts to consult with the other party in advance of such disclosure.

     10.8.     Acknowledgment.(a)  Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, expressed or implied,

as to the accuracy or completeness of any information regarding Seller, any

Transferor, any Transferred Entity, any Project Partnership, any of their respective Subsidiaries or any Project not included in this Agreement and the

Schedules and Exhibits hereto or in any Additional Agreement.  Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information in the Confidential Information Memorandum or any supplement or amendment thereto provided in connection with the solicitation of proposals to acquire the Acquired Interests or any interests in the Holdback Partnerships which may be purchased on the Put Purchase Date,

such information having been provided for the convenience of Buyer in order to assist Buyer in framing its due diligence efforts.

     (b)     Buyer further acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby ("Advisors"), has knowledge and experience in transactions of this type and in the business of the Acquired Entities, and is therefore capable of evaluating the risks and merits of acquiring the Acquired

Interests, (ii) it has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any representative or agent thereof or any other Person (except as specifically set forth herein), in determining to enter into this Agreement, and

(iii) neither Seller nor any representative or agent thereof or any other

Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Acquired Interests and any interests in the

Holdback Partnerships which may be purchased on the Put Purchase Date is prudent, and Buyer is not relying on any representation or warranty by Seller or any representative or agent thereof except as set forth in this Agreement.

Buyer also acknowledges that Buyer has conducted extensive due diligence,

including a review of the documents contained in a data room prepared by or on behalf of Seller.  In addition, Seller has made available to Buyer all documents, records and books pertaining to the Transferred Entities, the

Project Partnerships and the Projects that Buyer's attorneys, accountants,

Advisors, if any, and Buyer have requested, and Buyer and its Advisors, if any, have had the opportunity to visit the Projects and ask questions of, and to receive answers from, Seller, the Project Partnerships and any Person acting on their behalf concerning the Transferred Entities, the Project

Partnerships and the Projects and the terms and conditions of this Agreement.

All such questions have been answered to Buyer's full satisfaction.

     (c)     Buyer acknowledges that certain of the Material Agreements are between the Project Partnerships or Affiliates thereof, on the one hand, and investors in or Affiliates of such Project Partnerships, on the other hand,

including without limitation PG&E Generating Company and Affiliates thereof.

     (d)     Buyer acknowledges that the Project Partnerships identified on

Schedule 10.8 hereto will enter the enabling agreements and/or excess power sales agreements identified on Schedule 10.8, which agreements will contain the material terms identified thereon.

     (e)     Buyer acknowledges and agrees that the closing of the pending transactions described on Exhibit 3 hereto may occur before or after Closing,

and agrees that (i) Beale Generating Company shall distribute, pay or transfer the proceeds therefrom net of taxes and transaction costs to Persons who are stockholders of Beale prior to the Closing, and (ii) neither the disposition by Beale Generating Company of the interests and assets related to such pending transactions nor the receipt, distribution, payment or transfer by

Beale Generating Company of the proceeds therefrom shall conflict with or violate any provision of, or affect any calculation pursuant to, this

Agreement.

     10.9.     Disclaimer Regarding Assets.  Except as otherwise expressly provided herein, Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or operations of the Projects or the prospects (financial and otherwise), risks and other incidents of the Projects and Seller specifically disclaims any representation or warranty of merchantability,

usage, suitability or fitness for any particular purpose with respect to such assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or as to the condition of, or the rights of the

Project Partnerships in, or their title to, the assets, or any part thereof,

or whether the Project Partnerships possess sufficient real property or personal property interests to own or operate such assets.  Except as expressly provided herein, no schedule or exhibit to this agreement, nor any other material or information provided by or communications made by Seller or any of its representatives will cause or create any warranty, express or implied, as to the condition, value or quality of such assets.

     10.10.     Governing Law.  This Agreement shall be construed and

enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.

     10.11.     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

     10.12.     Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     10.13.     ESI Amount Reimbursement.  If a Closing has occurred that

includes all of the Acquired Interests in Birch Power Corporation, BGCI shall reimburse BPC within ten (10) Business Days of written demand, together with reasonable documentation, for 50% of the ESI Amount that is paid subsequent to such Closing;  provided that BGCI's obligation pursuant to this Section

10.13 shall not exceed [xxx] Dollars ($[xxx]).  Except as

provided in the preceding sentence, and notwithstanding any other provision of this Agreement, BGCI shall have no liability or obligation arising out of the matters described in Schedule 2.7(c) under the heading "Gilberton",

including, but not limited to, the ESI Amount.

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                               ARTICLE XI.

                           CERTAIN DEFINITIONS
                           -------------------

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     "Acquired 338 Subsidiaries" means, collectively, each direct or indirect wholly-owned Subsidiary of a Section 338 Corporation that is a corporation and each Section 338 Corporation.

     "Acquired Interests" has the meaning assigned in the Recitals.

     "Advisors" has the meaning assigned in Section 10.9.

     "Additional Agreements" mean the Agreements listed on Schedule 6.6.

     "Affiliate" means any Person in control or under control of, or under common control with, another Person.  For purposes of the foregoing,

"control", with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     "Aggregate Net Distributions" means an amount equal to Aggregate 1998

Distributions minus Aggregate 1998 Contributions.

     "Aggregate 1998 Contributions" means the aggregate amount of all 1998

Contributions.

     "Aggregate 1998 Distributions" means the aggregate amount of all 1998

Distributions.

     "Aggregate Unrestricted Cash" means the sum of (i) aggregate

Unrestricted Cash for all of the Project Partnerships, (ii) the aggregate amount of cash held by Wholly-Owned Transferred Entities as of December 31,

1997, and (iii) 10.9% of the cash held as of December 31, 1997 by Beale

Generating Company or any of its wholly-owned subsidiaries.

     "Asset Value" means the value of each Acquired Interest as set forth on

Schedule 7.3 hereto.

     "Beale Tax Sharing Agreement" means the Beale Generating Company Federal

Income Tax Sharing Agreement dated September 19, 1997 among PG&E Generating

Company, Beale Generating Company and BGCI.

     "BGCI" means Bechtel Generating Company, Inc.

     "BPC" means Birch Power Corporation.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

     "Buyer" means Cogentrix Energy, Inc.

     "Buyer Indemnitees" has the meaning assigned in Section 9.2.

     "Capped Losses" means Losses pursuant to Section 9.2(a) for breaches of representations and warranties (other than the representations and warranties in Section 2.4(b)) and for breach of the covenant set forth in Section 4.5.

     "Carneys Point Project" means the approximately 262 megawatt pulverized-coal fueled cogeneration facility located within the grounds of the DuPont

Chambers Works in Carneys Point, New Jersey.

     "CBGC" means Cedar Bay Generating Company Limited Partnership, a

Delaware limited partnership.

     "Cedar Bay Capped Amount" means $[xxx].

     "Cedar Bay Dispute" means the dispute currently in litigation initiated by the filing of a complaint entitled Cedar Bay Generating Company Limited

Partnership v. Florida Power and Light Company, in the Circuit Court, Fourth

District, in and for Duval County, Florida, as Case No. 97-87037 CA, and any

litigation or arbitration of the same controversy underlying such matter.

     "Cedar Bay Dispute Resolution Date" means the first to occur of (i) a binding and legally enforceable settlement of the Cedar Bay Dispute settling all outstanding matters covered by such dispute, or (ii) (a) a non-appealable judgment or non-appealable arbitration award of a court or arbitrator of competent jurisdiction or (b) a final dismissal with prejudice of such litigation or arbitration, in the case of clause (a) or (b) covering all outstanding matters covered by such dispute.

     "Cedar Bay Indemnity Amount" means (i) the positive difference, if any,

but in no event more than the Cedar Bay Capped Amount, resulting from the subtraction of (X) the net present value as of January 1, 1998 of the cash flows from CBGC to Cedar Power Corporation generated by the Cedar Bay Modified

Proforma, utilizing the Discount Rate, from (Y) the net present value as of

January 1, 1998 of the cash flows from CBGC to Cedar Power Corporation

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

generated by the Cedar Bay Proforma, utilizing the Discount Rate, plus (ii)

interest on the amount calculated pursuant to (i) above, calculated from the

Closing of the acquisition by Buyer of Cedar Power Corporation to the date of payment of the amount calculated pursuant to (i) above, at a rate per annum,

which shall in no event be compounded, equal to the offered rate as of each date the interest rate is set (rounded upwards, if necessary, to the next higher 1/100th of 1%) which appears on the Telerate Page 3750, British Bankers

Association Interest Settlement Rates (or such other system for the purpose of displaying rates of leading reference banks in the London interbank market that replaces such system), plus forty (40) basis points.  The interest rate shall be set as of the Closing Date and as of each six-month anniversary of the Closing Date (or the Business Day thereafter in the case of any such anniversary that is not a Business Day).

     "Cedar Bay Indemnity Amount Calculation Certificate" has the meaning assigned in Section 9.7.

     "Cedar Bay Modified Proforma" means the Cedar Bay Proforma, with factual and methodological assumptions modified by Seller, in good faith, after the

Cedar Bay Dispute Resolution Date, only to the extent necessary to reflect any differences in factual or methodological assumptions (whether such differences, individually or collectively, result in a lessening or an increase in the net present value of the cash flows from CBGC to Cedar Power

Corporation) directly attributable to the prosecution or resolution of the

Cedar Bay Dispute or as a result of foreclosure or other remedial action taken by the lenders to the Cedar Bay Project directly attributable to the controversy underlying the Cedar Bay Dispute that results in a reduction in the ownership interest of Buyer or its Permitted Assignee, including but not limited to out-of-pocket costs (including attorneys' fees, court costs and amounts due U.S. Generating Company, as manager, under its Management Services

Agreement with CBGC) directly attributable to the prosecution or resolution of the Cedar Bay Dispute and excluding any other changes such as, but not limited to, changes in plant operating performance, operating costs, fuel costs,

market conditions or regulations, in each case not directly attributable to the resolution, including the long-term consequence of the resolution, of the

Cedar Bay Dispute.  The Cedar Bay Modified Proforma shall utilize the Discount

Rate.

     "Cedar Bay Proforma" means the financial proforma for the Cedar Bay

Project, in the form attached hereto as Exhibit 4, generated by a computer disk, copies of which are marked "Cedar Bay Proforma" and which are held by each of Buyer and Seller and in escrow by Latham & Watkins, counsel for

Seller, and Moore & Van Allen, PLLC, counsel for Buyer, including but not limited to all the factual and methodological assumptions utilized to generate that proforma, which proforma utilizes a discount rate equal to the Discount

Rate.

     "Cedar Bay Project" means the approximately 260 megawatt coal-fired cogeneration facility located in Jacksonville, Florida.

     "Cedar Power Tax Sharing Agreement" means The Tax Sharing Agreement dated March 31, 1993 between Cedar Power Corporation and Cedar I Power

Corporation.

     "Closing" has the meaning assigned in Section 7.1.

     "Closing Adjustment Certificate" has the meaning assigned in Section 1.2.

     "Closing Date" has the meaning assigned in Section 7.1.

     "Code" means the Internal Revenue Code of 1986, as amended.  All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

     "Confidentiality Agreement" has the meaning assigned in Section 4.1.

     "Consulting Engineer" has the meaning assigned in Section 9.7.

     "Discount Rate" means the discount rate which generates a net present value of the cash flows from CBGC to Cedar Power Corporation, as of January 1,

1998, under the Cedar Bay Proforma, equal to the Cedar Bay Capped Amount.

     "DOJ" means the United States Department of Justice.

     "ESI" means FPL Energy Services, Inc.

     "ESI Amount" means the amount, if any, that BPC actually pays, from time to time, to ESI as a result of the potential liability of BPC to ESI described in Schedule 2.7(c).

     "Final Net Unrestricted Cash Differential" has the meaning assigned in

Section 1.2.

     "Financial Statements" has the meaning assigned in Section 2.5.

     "First Closing" has the meaning assigned in Section 7.3.

     "First Closing Assets" means the Acquired Interests as to which the conditions to Closing contained in Sections 5.4 and 6.4 and the other conditions to Closing contained in Articles V and VI and related to such

Acquired Interests are satisfied as of the date of the First Closing.

     "First Closing Notice" has the meaning assigned in Section 7.3.

     "FTC" means the United States Federal Trade Commission.

     "Holdback Partnerships" means the partnerships listed on Exhibit 2.

     "Holdback Transferors" means the Transferors listed on Exhibit 2.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended.

     "Indemnifying Party" has the meaning assigned in Section 9.3.

     "Indemnitee" has the meaning assigned in Section 9.3.

     "Indiantown Project" means the approximately 380 megawatt pulverized-

coal fueled cogeneration facility located in southwestern Martin County,

Florida.

     "Logan Power Purchase Agreement" means the Agreement for Purchase of

Electric Power, regarding an electric generating facility located in Logan

Township, New Jersey, dated as of August 25, 1988, as amended.

     "Logan Refinancing" means a refinancing of indebtedness and associated restructuring of the Logan Power Purchase Agreement (i) which are initiated by a timely request by Atlantic City Electric Company pursuant to the Logan

Refinancing Agreement as in existence on the date hereof, and (ii) which are structured and closed pursuant to the Logan Refinancing Agreement or any amendment, modification, renewal or replacement thereof.

     "Logan Refinancing Agreement" means the draft dated November 15, 1993 of the Refinancing Agreement among Atlantic City Electric Company ("AE"),

Keystone Energy Service Company, L.P. ("KESC") and Keystone Urban Renewal

Limited Partnership ("KURLP"), which draft is attached to the letter agreement dated November 17, 1993 among KESC, KURLP and AE, and, to the extent applicable, as modified by Amendment 009 to the Logan Power Purchase Agreement.

     "Logan Refinancing Amount" means [xxx] Dollars ($[xxx])

plus interest calculated from the Logan Refinancing Date to the date of payment at a rate per annum, which shall in no event be compounded, equal to the offered rate as of each date the interest rate is set (rounded upwards, if necessary, to the next higher 1/100th of 1%) which appears on the Telerate

Page 3750, British Bankers Association Interest Settlement Rates (or such other system for the purpose of displaying rates of leading reference banks in the London interbank market that replaces such system), plus forty (40) basis points.  The interest rate shall be set as of the Closing Date and as of each six-month anniversary of the Closing Date (or the Business Day thereafter in the case of any such anniversary that is not a Business Day).

     "Logan Refinancing Date" means the date on which the closing of a Logan

Refinancing occurs.

     "Losses" means, in respect of any obligation to indemnify any Person pursuant to Article IX of this Agreement, any and all claims, suits,

proceedings, charges, complaints, demands, decrees, penalties, losses, costs,

damages, liabilities, obligations, judgments, settlements, awards, and offsets which the Indemnitee may suffer or incur (together, "Damages"), and reasonable

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

out-of-pocket attorneys' fees and expenses relating to Damages; provided, that the term "Losses" shall not include Damages in the nature of consequential damages, incidental damages, punitive damages, loss of use or loss of profits,

diminution in value, damage to a reputation or the like (collectively,

"Secondary Damages") except for Permitted Secondary Damages.

     "Material Adverse Effect" means an effect that either individually or in the aggregate is materially adverse (a) to the business, assets, operations,

properties, condition (financial or otherwise) or results of operations of

(i) any of the Principal Projects, or (ii) the Projects, taken as a whole, or,

(b) to the extent applicable, to the ability of BGCI or any other Transferor to consummate the transactions contemplated by this Agreement.

     "Material Agreements" has the meaning assigned in Section 2.8.

     "Material Encumbrances" means any liens, charges, restrictions, claims or encumbrances of any nature, material to the value of (i) any of the

Principal Projects, or (ii) the Projects taken as a whole.

     "Net Unrestricted Cash Differential" means, as the case may be, (i) the amount by which Aggregate Unrestricted Cash exceeds Aggregate Net

Distributions, in which case the amount of the Net Unrestricted Cash

Differential shall be added to $[xxx] plus, if applicable, the amount payable by Buyer pursuant to Section 1.2(d), in determining the Purchase

Price pursuant to Section 1.2(a), or (ii) the amount by which Aggregate Net

Distributions exceeds Aggregate Unrestricted Cash, in which case the amount of the Net Unrestricted Cash Differential shall be subtracted from $[xxx]

----------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

plus, if applicable, the amount payable by Buyer pursuant to Section 1.2(d)

in determining the Purchase Price pursuant to Section 1.2(a).

     "1998 Contribution" means a contribution of cash by or on behalf of a

Transferor to or for the benefit of a Transferred Entity, subsequent to

December 31, 1997 and prior to the Closing.

     "1998 Distribution" means a distribution of cash by or on behalf of a

Transferred Entity to or for the benefit of a Transferor, subsequent to

December 31, 1997 and prior to the Closing, other than any distribution of the net proceeds, after tax and related costs, of the pending transactions listed on Exhibit 3.

     "Northampton Project" means the approximately 110 megawatt anthracite waste coal-fired electric generating facility located in Northampton County,

Pennsylvania.

     "Partnership Interests" has the meaning assigned in the Recitals.

     "Permitted Assignee" has the meaning assigned in Section 10.4.

     "Permitted Date" means the later to occur of (i) the first Business Day that is twenty-three (23) or more days after receipt by Buyer of notice from

Seller of the satisfaction or waiver of the condition set forth in Section

5.4; or, in the case of a First Closing pursuant to Section 7.3(a), the First

Business Day that is twenty-three (23) or more days after receipt by Buyer of notice from Seller of the satisfaction or waiver of the condition contained in

Section 5.4 with respect to Acquired Interests which represent (x) at least 66

2/3% of the aggregate Asset Value set forth on Schedule 7.3 and (y) all of the

Acquired Interests with respect to the Principal Projects and (ii) the first

Business Day that is seventy-five (75) or more days after the date of this

Agreement.

     "Permitted Secondary Damages" means Secondary Damages asserted against the Indemnitee by a third party that is not an Affiliate of the Indemnitee,

which Secondary Damages do not arise out of (i) any acts or omissions of the

Indemnitee or any Affiliate of the Indemnitee (other than a Transferred

Entity or any Subsidiary thereof), or (ii) any agreement to which the

Indemnitee or any Affiliate of the Indemnitee (other than a Transferred

Entity or any Subsidiary thereof) is a party or by which any of them or any of their respective property is bound.

     "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     "Pittsfield Project" means the approximately 173 megawatt natural gas fired cogeneration facility located in Pittsfield, Massachusetts.

     "Post-Closing Partial Period" has the meaning assigned in Section 9.6.

     "Pre-Closing Partial Period" has the meaning assigned in Section 9.6.

     "Principal Projects" means each of the Logan Project, Northampton

Project, Indiantown Project and Carneys Point Project.

     "Project Partnership" means, with respect to any Project, the partnership that directly owns and operates the Project.

     "Projects" has the meaning assigned in the Recitals.

     "Purchase Price" has the meaning assigned in Section 1.2.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

     "Put Agreement" means the Put Agreement dated the Closing Date between

Buyer and Seller.

     "Put Purchase Date" has the meaning assigned in the Put Agreement.

     "reasonable efforts" means commercially reasonable efforts; provided,

that no party nor any Affiliate of such party shall be required to pay any money to any third party or suffer any diminution in value of any Acquired

Interest or asset held by it or any of its Affiliates in exchange for the granting by a third party of any release, consent or waiver to the transactions contemplated hereby, other than reasonable and customary amounts paid as amendment fees, filing or registration fees (including with respect to the HSR Act) and attorneys' fees incurred by such third party.

     "Remaining Interests" has the meaning assigned in Section 7.3.

     "Section 338 Corporations" means, collectively, (i) Maple Power

Corporation, (ii) Pine Power Leasing, Inc. (iii) Palm Power Corporation, (iv)

Cedar Power Corporation, (v) and Panther Creek Leasing, Inc.

     "Selkirk Project" means the approximately 396 megawatt natural gas fired, combined-cycle cogeneration facility located near Albany, New York.

     "Seller" means Bechtel Generating Company, Inc.

     "Seller Indemnitees" has the meaning assigned in Section 9.2.

     "Seller's knowledge" or words to such effect means the actual knowledge of Seller and the constructive knowledge that Seller would have had if a reasonably prudent officer, or executive or supervisory employee, would have known or should have known the fact after due inquiry.

     "Stock Interests" has the meaning assigned in the Recitals.

     "Subsequent Certificate" has the meaning assigned in Section 1.2.

     "Subsequent Closing" has the meaning assigned in Section 7.3.

     "Subsequent Closing Asset" has the meaning assigned in Section 7.3.

     "Subsidiary" means, as to any specified entity, any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified entity or any other Person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified entity.

     "Taxes" mean all federal, state, local, foreign, and other net income,

gross income, gross receipts, sales, use, ad valorem, transfer, franchise,

profits, license, lease, service, service use, withholding, payroll,

employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax,

or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

     "Taxpayer" means each of the Transferred Entities and its Subsidiaries.

     "Tax Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Tax

Return" means any one of the foregoing Tax Returns.

     "Transferors" has the meaning assigned in the Recitals.

     "Transferred Entities" has the meaning assigned in the Recitals.

     "Unrestricted Cash" means, for each Project Partnership,(a) the amount of cash held by such Project Partnership as of December 31, 1997 which, in accordance with the applicable financing agreements of such Project

Partnership, is available for distribution to equity partners as of such date,

or would be available for distribution if December 31, 1997 was a permitted cash distribution date, such amounts determined consistent with existing policies and practices as of December 31, 1997 for determining distributable cash by such Project Partnership, multiplied by (b) the percentage interest in

Unrestricted Cash for such Project Partnership as listed on Exhibit I hereto.

     "Wholly-Owned Transferred Entity" means a Transferred Entity which is wholly-owned directly or indirectly by BGCI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                  BECHTEL GENERATING COMPANY, INC.


                                  By:  /s/ V. Paul Unruh
                                     --------------------------------
                                  Name:   V. Paul Unruh
                                  Title:  President

                                  COGENTRIX ENERGY, INC.


                                  By:  /s/ Mark F. Miller
                                     -------------------------------
                                  Name:  Mark F. Miller
                                  Title: President and Chief Operating Officer

                                                                       EXHIBIT 1

                               ACQUIRED INTERESTS

------------------------------------------------------------------------------------------------------------------------------------

PROJECT            ACQUIRED INTEREST(S)                TRANSFEROR                        TRANSFERRED ENTITY              PERCENTAGE
                                                                                                                        INTEREST IN
                                                                                                                        UNRESTRICTED
                                                                                                                            CASH

------------------------------------------------------------------------------------------------------------------------------------
Logan         (1) 49% general partnership        (1) Aspen Power Corporation        (1) Logan Generating Company, L.P.
                  interest in Logan
                  Generating Company, L.P.
              (2) 49% general partnership        (2) Aspen Power Corporation        (2) Granite Generating Company, L.P.     49%
                  interest in Granite
                  Generating Company, L.P.
              (3) 49% general partnership        (3) Aspen Power Corporation        (3) Keystone Cogeneration Company,
                  interest in Keystone
                  Cogeneration Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Northampton   49% general partnership            Poplar Power Corporation           Northampton Generating Company, L.P.     49%
              interest in Northampton
              Generating Company, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Indiantown    100% of the stock of               Bechtel Generating Company, Inc.   Palm Power Corporation                   10%
              Palm Power Corporation
------------------------------------------------------------------------------------------------------------------------------------
Carney's      100% of the stock of               Bechtel Generating Company, Inc.   Maple Power Corporation                  10%
Point         Maple Power Corporation
------------------------------------------------------------------------------------------------------------------------------------
Panther       100% of the stock of               Bechtel Enterprises Leasing, Inc.  Panther Creek Leasing, Inc.              0%
Creek         Panther Creek Leasing, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Scrubgrass    100% of the stock of               Bechtel Enterprises Leasing, Inc.  Pine Power Leasing, Inc.                 20%
              Pine Power Leasing, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Cedar Bay     100% of the stock of               Bechtel Generating Company, Inc.   Cedar Power Corporation                  0%
              Cedar Power Corporation
------------------------------------------------------------------------------------------------------------------------------------
Morgantown    100% of the stock of               Bechtel Generating Company, Inc.   Hickory Power Corporation                15%
              Hickory Power Corporation
------------------------------------------------------------------------------------------------------------------------------------
Gilberton     100% of the stock of               Bechtel Generating Company, Inc.   Birch Power Corporation                19.555%
              Birch Power Corporation
------------------------------------------------------------------------------------------------------------------------------------
Selkirk       10.9% of the stock of              Bechtel Generating Company, Inc.   Beale Generating Company                 0%
              Beale Generating Company
------------------------------------------------------------------------------------------------------------------------------------
Masspower     10.9% of the stock of              Bechtel Generating Company, Inc.   Beale Generating Company                3.27%
              Beale Generating Company
------------------------------------------------------------------------------------------------------------------------------------
Pittsfield    10.9% of the stock of              Bechtel Generating Company, Inc.   Beale Generating Company                5.45%
              Beale Generating Company
------------------------------------------------------------------------------------------------------------------------------------
Iroquois      10.9% of the stock of              Bechtel Generating Company, Inc.   Beale Generating Company                .54%
              Beale Generating Company, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT 2


                              HOLDBACK PARTNERSHIPS


-----------------------------------------------------------------------------------------------------

        PROJECT          HOLDBACK PARTNERSHIP                          HOLDBACK TRANSFEROR

-----------------------------------------------------------------------------------------------------


Logan                    (1)   Logan Generating Company, L.P.         (1)   Aspen Power Corporation
                         (2)   Granite Generating Company, L.P.       (2)   Aspen Power Corporation
                         (3)   Keystone Cogeneration Company, L.P.    (3)   Aspen Power Corporation

-----------------------------------------------------------------------------------------------------


Northampton              Northampton Generating Company, L.P.         Poplar Power Corporation

-----------------------------------------------------------------------------------------------------